Exhibit 3.2

“TITLE I - FORM - NAME – PURPOSE – DURATION – REGISTERED OFFICE

Article 1 Form

There is hereby formed a société anonyme (the “Company”) governed by Luxembourg law, in particular the law of August 10, 1915 concerning commercial companies, as amended from time to time (the “Law”) as well as by the present articles of association (the “Articles”).

Article 2 Name

The Company’s name is Perimeter Solutions.

Article 3 Registered Office

The registered office of the Company is established in the municipality of Luxembourg, Grand Duchy of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors is authorised to amend the Articles to reflect such transfer. The Company may have branches and offices, both in the Grand Duchy of Luxembourg or abroad that can established by a resolution of the Board of Directors.

In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office of the Company abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg.

Article 4 Purpose

The object of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purpose.

Article 5 Duration

The Company is formed for an unlimited duration.

TITLE II – CAPITAL – SHARES

Article 6 Capital

The Company’s share capital is set at USD 40,000 (forty-thousand Dollars) divided into 40,000 (forty thousand) ordinary shares with a nominal value of USD 1 (one Dollar) each, fully paid-up (the “Ordinary Shares”) and 0 (zero) redeemable preferred shares with a nominal value of USD 10 (ten Dollars) each fully paid up (the “Preferred Shares”, and together with the Ordinary Shares, the “Shares”).

The Preferred Shares will be entitled to the rights provided for under Article 30 and are redeemable shares in accordance with Article 10. As long as the Preferred Shares are in issue and outstanding, no shares ranking pari passu or senior to the Preferred Shares shall be issued by the Company, other than additional Preferred Shares or other equity securities interest issued with the consent of a majority of holders of the Preferred Shares.

The rights attached to the Preferred Shares under these Articles shall not be amended in a manner adverse to the Preferred Shares without the consent of holders owning a majority of the Preferred Shares.

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 7 Authorised capital

The Company’s authorized share capital is fixed at USD 4,000,000,000 (four billion Dollars).

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches by way of issuance of ordinary or preferred shares with such rights as freely determined by the Board of Directors at its discretion, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares), bonds, notes or similar instruments issued by the Company, (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders and of the holders of instruments issued by the Company that entitle them to a preferential subscription right.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons (the “Employee Shares”):

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights;

(c)	employees of companies or economic interest grouping which hold directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company;

(d)

employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company; and

(e)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The Board of Directors sets the terms and conditions of the allocation of the Employee Shares including the period for the final allocation and any period during which such Employee Shares cannot be transferred by their holders. The preferential subscription right of existing shareholders is automatically cancelled in case of the issuance of Employee Shares.

The above authorisation is valid for a period ending five (5) years after the date of the notarial deed enacting the creation of such authorised share capital.

The above authorisation may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles. The right granted to the Board of Directors in the preceding paragraphs, does not deprive the sole shareholder, or as the case may be the general meeting of the shareholders from the right to increase the share capital of the Company. However, the authorized capital is not reduced by the amounts by which the sole shareholder, or as the case may be, the general meeting of the shareholders, has increased the share capital of the Company.

Following each increase of the issued share capital in accordance with this Article 7, Article 6 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 8 Increase and reduction of capital

The authorized capital and the subscribed capital of the Company may be increased, and the subscribed capital may be reduced, in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles or, as the case may be, by the Law for any amendment of these Articles.

However no reduction of the share capital by redemption of shares shall be carried out if the rights attached to the Preferred Shares under article 30 have not been complied with by the Company (save for redemption of shares pursuant to equity incentive agreements with employees up to a maximum amount of [•]).

The new Shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders holding the category of shares to be issued and in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right (“PSRs”) shall be exercised (the “Subscription Period”). This period may not be less than fourteen (14) days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the Subscription Period.

The PSRs shall be freely negotiable during the Subscription Period.

If after the end of the Subscription Period not all of the PSRs offered to the existing shareholder(s) have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the PSRs shall be offered to the existing shareholders who have already exercised their rights during the Subscription Period, in proportion to the portion their Shares represent in the share capital; the modalities for the subscription are determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the shareholder(s) of the Company. Notwithstanding the above, the Board of Directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 7 hereof.

Article 9 Shares

The Shares are and shall remain in registered form only.

No fractional Share shall be issued or exist at any time.

The Board of Directors shall however be authorized to provide at its discretion for the payment in cash in lieu of any fraction of a Share of the Company.

Shares may be held in trust by one or several shareholders.

The Shares are freely transferable in accordance with the provisions of the Law, subject to any trading related restrictions to which the Shares are subject.

A register of Shares will be kept by the Company at its registered office, where it will be available for inspection by any shareholder. This register will contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to the present article, in such separate register(s).

The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

Subject to the provisions of these above paragraphs of the present article, the Company may consider the person in whose name the Shares are registered in the register of Shares as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of Shares and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of Shares by means of written notification to the Company.

The Shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of Shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of Shares or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

In connection with a general meeting of shareholders, the Board of Directors may decide that no entry shall be made in the register of Shares and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting.

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time.

Where Shares are recorded in the register of Shares in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 10 of the present Articles. The Board of Directors may determine the formal requirements with which such certificates must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Exchange Act of 1934, as amended, must notify the Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 10 Redeemable shares

The Company may issue redeemable shares in accordance with article 430-22 of the Law, and in accordance with the following conditions:

(a)	the redemption must be carried out mandatorily at the earliest of :

(i)	[DATE]; or

(ii)	9 years after the date of issuance of the redeemable shares; or

(iii)

upon the occurrence of a Change of Control (as defined below), any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) or the voluntary or involuntary bankruptcy of the Company. The term “Change of Control” means (i) the sale of all or substantially all the assets of the Company and its subsidiaries (taken as a whole); or (ii) any merger, consolidation, recapitalization or reorganization of the Company, unless following such merger, consolidation, recapitalization or reorganization, the holders of the Company’s securities prior to such merger, consolidation, recapitalization or reorganization continue to hold (directly or indirectly) at least 50% of the voting rights in the surviving entity (or the parent company of the surviving entity).

(the “Maturity Date”).

(b)	the redemption can be carried out at any time prior to the Maturity Date at the sole option of the Company, without suffering or supporting any prepayment fee or penalty;

(c)

the redemption must be carried out by a resolution of the Board of Directors who may fix the number of redeemable shares to be redeemed if the redemption is carried out prior to the Maturity Date; if the redemption is carried out at Maturity Date, it shall apply pro rata amongst the holders of redeemable shares; and

(d)	the redemption price per share shall be equal to the nominal value of the redeemed share plus any accrued and unpaid Preferred Dividend (as defined under article 30) if any;

(e)

If the redeemed shares are not immediately cancelled and the issued share capital decreased accordingly, an amount equal to the aggregate nominal value of the redeemed shares must be allocated to a special undistributable reserve until the share capital is decreased by the same amount or increased by incorporation of that special reserve.

TITLE III – BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 11 Board of directors

The Company will be managed and administered by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than three (3) members (the “Directors”), who need not be shareholders themselves.

The Directors shall serve for a term of one (1) year.

The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They may be re-elected for successive terms and they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.

Article 12 Vacancy in the office of the Board of Directors

In the event of a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the Board of Directors by the remaining members of the Board of Directors until the next general meetings of the shareholders of the Company which shall resolve on the permanent appointment in compliance with the applicable legal provisions and present Articles.

Article 13 Powers of the Board of Directors

The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.

According to article 441-10 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more Directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the Board of Directors. The delegation to a member of the Board of Directors shall entail the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.

Article 14 Representation of the Company

In accordance with article 441-11 of the Law, the Board of Directors may delegate its management powers to a chief executive officer (directeur général). His nomination, revocation, remuneration and the duration of his appointment shall be settled by a resolution of the Board of Directors.

The Company will be bound towards third parties by the signature of any Director, or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Where a chief executive officer has been appointed by the Board of Directors, the Company will be bound towards third parties by its sole signature, notwithstanding the power of signature of the Directors under this Article 15.

Article 15 Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.

The Board of Directors will meet upon call by the Chairperson. A meeting of the Board of Directors must be convened if any of two Directors so require.

The Chairperson will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairperson pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by mail, by e-mail or by any other mean of written communication. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by mail or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.

A quorum of the Board of Directors shall be at least half of the Directors present at the meeting. When the Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that, at least once a year, only independent directors of the Company may hold a meeting, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at this meeting.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

A written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairperson and by the secretary (if any) or by any two members of the Board of Directors.

Article 16 Management fees and expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17 Conflict of interest

Save as otherwise provided by the Law, any member of the Board of Directors who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the meeting of the Board of Directors. The relevant member of the Board of Directors may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders of the Company prior to such meeting taking any resolution on any other item.

Where, by reason of conflicting interests, the number of members of the Board of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the general meeting of shareholders.

The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into under normal conditions.

The daily manager(s) of the Company, if any, are subject to the above paragraphs of the present article of these Articles provided that if only one daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board of Directors.

Article 18 Committees of the Board of Directors

The Board of Directors may establish one or more committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors.

The Board of Directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of article 441-11 of the Law.

Article 19 Liability of the Directors

The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 20 and mandatory provisions of the Law, every person who is, or has been, a member of the Board of Directors or officer (mandataire) of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any director or officer (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 20 Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 21 Audit of the Company

The supervision of the Company shall be entrusted to a supervisory auditor (commissaire) or, as the case may be, to a supervisory board constituted by several supervisory auditors.

No supervisory auditor needs to be a shareholder of the Company.

Supervisory auditor(s) shall be appointed by resolution of the shareholders taken in accordance with Article 26 and Article 27 of the Articles and will serve for a term ending on the date of the annual general meeting of shareholders following his/her/their appointment. However his/her/their appointment can be renewed by the general meeting of shareholders.

A supervisory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.

If the general meeting of shareholders of the Company appoints one or more statutory auditors (réviseurs d’entreprises agréés) in accordance with article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

A statutory auditor may only be removed by the general meeting of shareholders for cause or with his approval.

TITLE IV – SHAREHOLDERS MEETINGS

Article 22 Power of the Meeting of Shareholders

The general meeting of shareholders shall represent all the shareholders of the Company (the “General Meeting”). It has the powers conferred upon it by the Law.

Article 23 Change of nationality

The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 24 Annual General Meeting

The annual General Meeting shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other General Meetings may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend General Meetings.

Article 25 Other General Meetings

The Board of Directors may convene other General Meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.

General Meetings, including the annual General Meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.

General Meetings shall be convened through announcements filed with the Luxembourg Trade and Companies Register and published at least fifteen (15) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper or, in case of registered shareholders by ordinary mail sent at least ten (10) days before the meeting to said registered shareholders. If the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, such means of communication may be used.Additionnally, if the Shares of the Company are listed on a foreign stock exchange, the General Meetings shall be convened in accordance with the requirements of such foreign stock exchange applicable to the Company.

If the Shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of Shares of the Company, the Holder or the Depositary as case may be, are entitled to be admitted to the General Meeting; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.

Any shareholder of the Company, Holder or Depositary, as the case may be, may attend the General Meeting by appointing another person as his or her proxy, the appointment of which shall be in writing, in a manner to be determined by the Board of Directors in the convening notice. In case of Shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of Shares wishing to attend a General Meeting should receive from such operator or Depositary a certificate certifying the number of Shares recorded in the relevant account on the Record Date and that such Shares are blocked until the closing of the General Meeting to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such general meeting. If the shareholder votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 26 Procedure, vote

Shareholders will meet upon call by the Board of Directors or the auditor(s) made in compliance with the Law. The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least fifteen (15) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least ten (10) days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If the Shares of the Company are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If all the shareholders are present or represented at a General Meeting and if they state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

Shareholders may act at any General Meeting by appointing in writing, by fax, mail, email or by any other mean of written communication, as his proxy another person who need not be a shareholder.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the Board of Directors, the shareholders may only use voting forms provided by the Company or a Depositary which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorized such voting method for a given general meeting. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

In connection with each General Meeting, the Board of Directors may determine such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a)	determining the order of business for the meeting subject to compliance with the agenda for the meeting;

(b)	rules and procedures for maintaining order at the meeting and the safety of those present;

(c)

limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

Except as otherwise required by law or by the Articles, resolutions at a duly convened General Meeting will be passed by a simple majority of those present or represented and voting. Action may only be taken at a General Meeting if at least fifty per cent (50%) of the Shares are represented. If a quorum shall fail to attend a General Meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

An extraordinary General Meeting may only amend the Articles if at least fifty per cent (50%) of the Shares are represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second extraordinary General Meeting shall be convened by means of notices published in accordance with this Article 26. Resolutions at the second extraordinary General Meeting shall be valid regardless of the proportion of the share capital represented at that meeting. At both extraordinary General Meetings,resolutions must be adopted by at least two-thirds (2/3) of the votes cast.

Abstentions and nil votes shall not be taken into account.

One (1) vote is attached to each outstanding Ordinary Share.

Preferred Shares are not entitled to vote, save for the matters provided for by the Law, including any amendment, alteration or change to the rights attached to the Preferred Shares in a manner adverse to the Preferred Shares for which the consent of holders owning a majority of the Preferred Shares will be required.

Preferred Shares, being non-voting shares, shall not be included for the calculation of the quorum and majority at each General Meetings, save for the matters provided for by the Law and in this Article.

Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairperson of the Board of Directors.

Article 27 Adjournment

The Board of Directors may forthwith adjourn any General Meeting by four (4) weeks. The Board of Directors must adjourn a meeting if so required by one or more shareholders representing at least ten per cent (10%) of the Company’s share capital.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

TITLE V – FINANCIAL YEAR – BALANCE SHEET – PROFITS – AUDIT

Article 28 Financial year

The financial year of the Company starts on January 1st and ends on December 31st.

Article 29 Annual accounts

Each year, as at the end of the financial year, the Board of Directors shall draw up a balance sheet and a profit and loss account in accordance with the Law, to which an inventory will be annexed, constituting altogether the annual accounts that will then be submitted to the shareholders in accordance with Article 24 and Article 26 of the Articles.

Article 30 Profits

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions, such as approved by a resolution of the shareholders taken in accordance with Article 25 and Article 26 of the Articles, represents the net profit of the Company.

Each year, 5% (five percent) of the net profit shall be allocated to the legal reserve account of the Company. This allocation ceases to be compulsory when the legal reserve amounts to 1/10 (one tenth) of the share capital of the Company, but must be resumed at any time when the legal reserve falls below this level.

The remaining profit shall be allocated by a resolution of the shareholders taken in accordance with Article 25 and Article 27 of the Articles, subject to the paragraph and priority order below.

Where Preferred Shares are issued and outstanding, each Preferred Share is entitled to a preferred annual cumulative right to a dividend amounting to 6.5% (the “Regular Dividend Rate”) of its nominal value (the “Preferential Dividend”). The Preferential Dividend shall be paid each year within 3 business days following the holding of the annual General Meeting provided for under article Article 24 (each, a “Preferential Dividend Payment Date”). On each Preferential Dividend Payment Date, 40% of the Preferential Dividend for such year (or 50% of the Preferential Dividend for such year if the Company paid a dividend on the Ordinary Shares during period since the payment of the last Preferential Dividend Payment Date) shall be paid in cash and the remainder of the Preferential Dividend shall be paid in kind, unless the Company elects to pay any additional portion of the Preferential Dividend in cash; provided, that, (x) the Company shall not be required to pay any portion of such annual Preferential Dividends in cash on a Preferential Dividend Payment Date to the extent that the Company or its subsidiaries are prohibited from paying such portion of the annual Preferential Dividend in cash under either (i) that certain senior credit facility agreement to which the Company and/or certain of its subsidiaries is a party (the “Senior Credit Agreement”) or (ii) that certain bridge term loan credit facility to which the Company and/or certain of its subsidiaries is a party or any senior secured notes issued by the Company and/or any of its subsidiaries (as applicable, the “Bridge Loan/Secured Notes”), and (y) in the event that the Company or its subsidiaries are so prohibited from paying all or a portion of such Preferential Dividends in cash as described in the foregoing clause (x), the Company shall pay the maximum amount not prohibited by the Senior Credit Agreement or the Bridge Loan/Secured Notes in cash. If the Company fails to pay any portion of the cash portion of the Preferential Dividend for any reason in a given year by the Preferential Dividend Payment Date (including due to clause (x) of the immediately preceding sentence), then (i) the Preferential Dividend rate for such year (i.e. the year in which the Company fails to pay any portion of the cash portion of the Preferential Dividend Payment), but not necessarily the subsequent year, will increase to the interest rate being paid (whether default or not) at such time under the Senior Credit Agreement plus 5% (the “Increased Dividend Rate”) and (ii) the Preferential Dividend Rate for the following year will be reset at the Regular Dividend Rate and will be subject to increase to the Increased Dividend Rate for such year (but not necessarily the subsequent year) if the Company fails to pay any portion of the cash portion of the Preferential Dividend Payment by the Preferential Dividend Payment Date for such year.

If the Company fails to redeem the Preferred Shares at the Maturity Date, the Preferential Dividend rate will permanently increase to the interest rate currently being paid (whether default or not) under the Senior Credit Agreement plus 10%.

As long as Preferred Shares are issued and outstanding, the Company and its subsidiaries shall not (a) enter into a credit agreement (except to the extent related to the issuance of senior secured notes as contemplated by the Bridge Loan/Secured Notes) or (b) amend the Senior Credit Agreement, in each case, in a manner that would adversely affect the redemption rights of the Preferred Shares by extending the maturity date under such credit facility beyond the Maturity Date or increase the restrictions on the Company’s ability to pay the cash portion of Preferential Dividends without the consent of holders owning a majority of the Preferred Shares. If, in any year, the Company fails to make any portion of the cash portion of any Preferential Dividend by the Preferential Dividend Payment Date, then, during the following year, the Company may not, without the consent of the holders of a majority of the outstanding Preferred Shares, pay a cash dividend on the Ordinary Shares until such time as the Company has paid the cash portion of the Preferential Dividend Payment for such following year (which cash portion of the Preferential Dividend Payment may be paid by the Company in advance of the Preferential Dividend Payment Date for, and at any time during, such following year); for the avoidance of doubt, the restrictions set forth in this sentence shall not apply to any non-pro rata purchase, repurchase or redemption of any equity securities of the Company or any of its subsidiaries. As long as Preferred Shares are issued and outstanding, during the occurrence and continuance of a default by the Company to pay any Preferential Dividend (for the avoidance of doubt, the payment of any cash portion of the Preferential Dividend in kind in accordance with the terms of these Articles shall not constitute a default by the Company), the approval of holders owning a majority of the outstanding Preferred Shares shall be required (i) for the declaration of dividends to the benefit of all other categories of Shares issued and outstanding and (ii) for the purchase, repurchase or redemption of any equity securities of the Company or any of its subsidiaries (other than pursuant to equity incentive agreements with employees).

Article 31 Interim dividends

Subject to the above provision, the Board of Directors may, in accordance with the provisions of article 461-3 of the Law, decide to pay interim dividends (that may include the payment of the Preferential Dividend before payment of any other dividend) before the end of the current financial year, on the basis of a statement of accounts not older than 2 (two) months of the date of the decision and prepared by the Board of Directors, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

The supervisory auditor or the statutory auditor, as applicable, shall verify that the conditions laid out above have been complied with.

TITLE VI – DISSOLUTION – LIQUIDATION

Article 32 Dissolution, liquidation

The Company may be dissolved by a decision of the General Meeting voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided by the Law.

Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the holders of Preferred Shares, if any, shall be entitled to a preferential right to repayment of the nominal value of the Preferred Shares plus any accrued but unpaid Preferential Dividends before repayment of the nominal value of the Ordinary Shares. Thereafter, the net liquidation proceeds shall be distributed equally to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares held by them.

TITLE VIII – APPLICABLE LAW – EXCLUSIVE FORUM

Article 33 Applicable law

All matters not governed by these Articles shall be determined in accordance with the Law. If the Shares of the Company are listed on a foreign stock exchange or the Company is subject to the rules and regulations of the Commission, to the extent any provision of these Articles conflicts with applicable rules and regulations of such foreign stock exchange or the Commission, such rules and regulations shall govern, unless compliance with such rules and regulations will violate the Law.

Article 34 Exclusive forum

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the U.S. Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of the aforementionned paragraph. Notwithstanding the foregoing, the provisions of this Article 34 shall not apply to suits brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.